Exhibit 99.1
CVR Energy Names C. Scott Hobbs to Board of Directors
SUGAR LAND, Texas (Sept. 26, 2008) – CVR Energy, Inc. (NYSE:CVI) announced today the appointment of C. Scott Hobbs as an independent director on the company’s Board. Hobbs also will serve on CVR Energy’s audit committee, where he replaces committee member Stanley de J. Osborne, who remains a member of the full board.
Hobbs has worked in the energy industry for more than 30 years and is presently the managing member of Energy Capital Advisors LLC. In this position he has provided consulting and advisory services to state government, investment bankers, private equity firms and other investors on energy-related projects.
“Scott brings a wealth of experience to CVR Energy, acquired over a long and distinguished career at both public and private companies in the energy industry,” said Jack Lipinski, chairman, president and chief executive officer. “Not only will he provide a strong, independent voice on our audit committee, but he also will add a new perspective to the breadth with which we approach our overall business opportunities.”
Besides CVR Energy, Hobbs also serves on the Boards of Directors of American Oil and Gas, Inc. (AMEX: AEZ), and Buckeye GP LLC, the general partner of Buckeye Partners LP (NYSE: BPL).
Hobbs has previously served as president and chief operating officer of Evergreen Energy (at that time KFx, Inc.), a publicly traded clean coal technology company and as executive chairman of Optigas Inc., a private natural gas gathering and processing company.
From 1977 to 2001, Hobbs worked for the Coastal Corporation, where he last served as executive vice president and chief operating officer for Colorado Interstate Gas (CIG) and Wyoming Interstate, Coastal’s regulated gas pipeline subsidiaries in the Rocky Mountain region. He also was president of CIG Resources, which included responsibility for certain non-regulated business activities in the Rocky Mountain area.
Prior to joining Coastal, Hobbs worked as a certified public accountant with Price Waterhouse and Co. in New Orleans. He earned his bachelor’s degree in accounting from Louisiana State University.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high-value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:
Investor Relations:
Stirling Pack, Jr.
CVR Energy, Inc.
281-207-3464
InvestorRelations@CVREnergy.com
Media Relations:
Steve Eames
CVR Energy, Inc.
281-207-3550
MediaRelations@CVREnergy.com
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